UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 3, 2021

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2100 Powell Street, Suite 900

Emeryville, CA 94608

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value	DVAX	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

CEPI Agreement

On May 3, 2021, Dynavax Technologies Corporation (the “Company”) entered into Amendment No. 1 (the “Amendment”) to that certain Agreement dated as of January 29, 2021 (the “Agreement”) with the Coalition for Epidemic Preparedness Innovations (“CEPI”). The Agreement relates to the supply of the Company’s toll-like receptor 9 agonist CpG 1018™ adjuvant, at CEPI’s direction, to certain third parties who have agreements with CEPI regarding the funding of development and manufacturing initiatives of vaccines for COVID-19 (each, a “CEPI Partner” and collectively “CEPI Partners”). The Amendment provides for the manufacture and reservation of an additional specified quantity of CpG 1018 (the “Extra Reserved Material”), and helps to accelerate the Company’s efforts to further increase its available inventory of CpG 1018 adjuvant.

In exchange for the Company reserving additional CpG 1018 adjuvant pursuant to the Amendment, in addition to the $99 million previously provided under the Agreement, CEPI agreed to further provide the Company with an interest-free, unsecured, forgivable loan in an amount equivalent to the anticipated manufacturing costs of all material reserved by CEPI, which, for the Extra Reserved Material covered by the Amendment, is up to an additional $77.4 million (the “Extra Loan Amount”), for total CEPI funding under the Agreement of up to $176.4 million.  The Amendment provides that Extra Loan Amounts will be funded in part upon the execution of the Amendment and in part upon the release of the applicable Extra Reserved Material.  The Company intends to establish an additional qualified source of supply for CpG 1018 adjuvant, including a portion of the Extra Reserved Material, which is expected to be available for release during the fourth quarter of 2021.

The Company is obligated to repay the Extra Loan Amount, on a proportional basis, if and to the extent the Company receives payment for the applicable CpG 1018 adjuvant reserved under the Amendment. If the vaccine programs pursued by CEPI Partners are unsuccessful and no alternative use is found for the adjuvant funded through the Agreement, the applicable Loan Amount will be forgiven.

The Agreement, as amended by the Amendment, will terminate at the earlier of (a) such time as all Reserved Material has been sold and all portions of the Loan Amount have been repaid to CEPI and (b) the second anniversary of the date of the Agreement; provided, however, that the Company will remain obligated to repay any outstanding applicable Loan Amount to the extent that it subsequently receives payment for any Extra Reserved Material that remains unsold as of such second anniversary.

Amendment to CRG Loan Agreement

On May 3, 2021, the Company entered into a fifth amendment (the “Fifth Amendment”) to its term loan agreement with CRG Servicing LLC (“CRG”), dated as of February 20, 2018 (the “CRG Loan Agreement”). The Fifth Amendment amends the CRG Loan Agreement and its respective covenants to, among other things, allow the Company to enter into the Amendment with CEPI and to perform its obligations thereunder.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K with respect to the Loan Amount is incorporated into this Item 2.03 of this Current Report on Form 8-K by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements”. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,”, “will”, “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this report include, without limitation, statements regarding activities expected under the CEPI Amendment and the Company’s efforts to secure an additional qualified source of supply for CpG 1018 adjuvant. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include, among other things: the risk that the Company may not be able to supply additional CpG 1018 adjuvant pursuant to the CEPI Amendment on a timely basis, or at all; the risk that the Company may not be able to establish an additional qualified source of supply for CpG 1018 adjuvant; the risk that the additional source of supply may not be able to produce CpG 1018 adjuvant at a cost, quantity and quality that are available from the Company’s current supplier, or at all, or in quantities sufficient to support demand and in the timeframes required; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date: May 5, 2021	By:	/s/ Kelly MacDonald
Kelly MacDonald
Senior Vice President, CFO